CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Administrator of
The 401(k) Plan:

We consent to incorporation by reference in the Registration Statement No. 33-67424 of AXA Equitable Life Insurance Company on Form S-8 of our report dated June 23, 2006, relating to the statement of net assets available for benefits of The 401(k) Plan as of December 31, 2005, which report appears in the December 31, 2006 annual report on Form 11-K of The 401(k) Plan.

/s/ Mitchell & Titus, LLP

New York, New York
June 27, 2007